Exhibit 99.1

NEWS RELEASE

ICF International Makes Offer to Acquire GHK Holdings Limited

•	ICF’s Business Would Double Outside North America

•	GHK to Provide Complementary Services to Government and Commercial Clients in Markets in Europe and Asia

•	Transaction Expected to be Earnings Neutral in 2012

•	ICF Raises its Preliminary 2012 Guidance

FOR IMMEDIATE RELEASE

Contact:

Dr. Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen/Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (January 30, 2012) - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today that it is making a cash offer to acquire all of the shares of GHK Holdings Limited (GHK). With its headquarters in London, GHK is a multi-disciplinary consultancy serving government and commercial clients on environment, employment, health, education and training, transportation, social policy, business and economic development, and international development issues. The transaction is expected to close by the end of the first quarter, 2012.

Founded in 1973, GHK’s 150 employees provide high-end consulting services in research and evaluation, financial and impact assessment, and program management from four offices in Asia and five offices in Europe. For 2011, GHK is expected to report revenues of approximately US$30 million. The transaction is expected to be earnings neutral to ICF in 2012.

“GHK is an excellent strategic fit for ICF, bringing multi-disciplinary, highly educated, and motivated employees who have deep domain knowledge in our key markets. This combination would significantly strengthen our European presence with complementary services and create critical mass for ICF in high-growth Asian markets,” said ICF International Chairman and CEO Sudhakar Kesavan. “We have already won one project together and are proposing jointly on others. We are confident that we will be able to work in concert to significantly expand ICF’s Asia and Europe advisory and implementation business.”

Mr. Kesavan added, “This transaction is an important element of our strategy to replicate ICF’s U.S. track record in Europe and Asia. Jeanne Townend, executive vice president for ICF, will relocate to London upon the completion of this acquisition to oversee the integration of GHK and lead the growth of our Europe and Asia business.”

“We are excited by the prospect of joining ICF, which gives us the platform to make an even greater positive impact for our clients on key issues, as well as provide enhanced opportunities for our employees,” said GHK Chief Executive Paul Harris. “Both firms are recognized knowledge leaders with established and successful track records in their business areas.”

The combination of GHK with ICF would create value in several ways:

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Add scale to ICF’s presence in Europe. GHK provides a broader footprint of complementary services in Europe, including a large presence in the United Kingdom and with the European Commission (EC) in Brussels, and an office in Poland. This will allow growth in the areas of environment, employment, health, education and training, transportation, social policy, business, and economic development.

•

Provide scale to ICF’s Asia business. The combined firm will have offices and significant presence in Beijing, Hong Kong, Singapore, Bangkok, Manila, and New Delhi. This gives ICF excellent size and scope to take advantage of business opportunities in the areas of environment, health, education, economic development, energy, and transportation from locations that are close to key customers.

•

Add depth in advisory capabilities in Europe and Asia. The combined firm will be in a position to expand GHK’s advisory services into implementation areas. This breadth will expand existing client relationships and provide full service options to new clients in health, energy, transportation, and development.

Revised 2012 Revenue Guidance

Taking into account both the planned acquisition of GHK and the recent acquisition of Ironworks Consulting, ICF is increasing its preliminary guidance for 2012 revenues to the range of $1.0 billion to $1.04 billion from the prior $910 million to $940 million range and is increasing its expected EBITDA margin range to 9.5 percent to 10.5 percent from the prior 9 percent to 10 percent range. ICF will provide 2012 earnings per share guidance when it releases its fourth quarter and full year 2011 results after the close of market on Wednesday, February 29, 2012.

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,000 employees serve these clients worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations, and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These statements include those that refer to ICF’s current expectations about the acquisition of GHK. Other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. Although ICF’s expectations are based on what management believes to be reasonable assumptions, it cannot assure the expectations reflected in this document will be achieved as they are subject to risks and uncertainties that are difficult to predict and may be outside of ICF’s control. Such risks and uncertainties include the possibility that the benefits anticipated from the GHK and Ironworks transactions will not be fully realized, the possibility the transaction may not close, and other risks in connection with the proposed transaction. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.